Exhibit 10.7

                               MICHAEL L. CORRIGAN
                                 ATTORNEY AT LAW
                           City National Bank Building
                              4275 Executive Square
                                    Suite 215
                                  La Jolla, CA 92037

TELEPHONE (858) 362-1440                                FACSIMILE (858) 362-1441

                                 January 2, 2005

Padova International USA, Inc.
1284 Puerta Del Sol, Suite 150
San Clemente, California 92673
Attn: Donald Dallape, Executive Vice President

Re:  Respective Responsibilities and Fees

Dear Don:

      Please pardon the formality of this letter but it is intended to set out the details of our relationship as required by Business and Professions Code section 6148 and is intended to fulfill the requirements of that section. If this letter accurately describes the services we are to perform for you and the fee that you will pay for that service, please countersign one of the duplicate originals of the letter and return it to me.

                            LEGAL SERVICES AGREEMENT

      1. IDENTIFICATION OF PARTIES. This agreement, executed in duplicate with each party receiving an executed original, is made between the Law Offices of Michael L. Corrigan hereafter referred to as "Law Firm," and Padova International USA, Inc., a California corporation, hereafter referred to as "Client."

      2. LEGAL SERVICES TO BE PROVIDED. The legal services to be provided by Law Firm to Client are as follows: representation of Client in forming a California corporation. This includes analysis and consultation to determine the structure of the corporation, including the appropriateness of an IRS S election or IRC 1244 election, preparation of articles of incorporation, preparation of bylaws and minutes of the first meeting, preparation and filing of documents necessary to comply with any applicable federal or state securities regulations, and obtaining share certificates and a corporate seal. It does not include obtaining business licenses, permits, bonds, insurance, a federal Employer Identification Number, reviewing proposed leases, employment agreements, or sales agreements, or drafting shareholder buy-sell agreements.

      If Client wishes Law Firm to provide any legal services not mentioned in this agreement, a separate written agreement between Law Firm and Client will be required.

      3. RESPONSIBILITIES OF LAW FIRM AND CLIENTS. Law Firm will perform the legal services called for under this agreement, keep Client informed of progress and developments, and respond promptly to Client's inquiries and communications. Client will be truthful and cooperative with Law Firm, keep Law Firm reasonably informed of developments and of Client's address, telephone numbers, and whereabouts and timely make any payments required by this agreement.

      4. ATTORNEY FEES. Client will pay Law Firm its fees for the legal services provided under this agreement at the respective hourly rates of the individuals providing the services. The rates fall within the following ranges:

      $250.00 to $350.00 per hour for partners, $ 50.00 to $ 100.00 per hour for law clerks, and $150.00 to $225.00 per hour for paralegals.

      Law Firm will charge in increments of one-tenth of an hour, rounded off for each particular activity to the nearest one-tenth of an hour. The minimum time charged for any particular activity will be one-tenth of an hour.

      Law Firm will charge for all activities undertaken in providing legal services to Client under this agreement, including, but not limited to, the following: conferences, including preparation and participation; correspondence and legal documents (review and preparation); legal research; and telephone conversations. When two or more of Law Firm's personnel are engaged in working on the matter at the same time, such as in conferences between them, the time of each will be charged.

      If, while this agreement is in effect, Law Firm increases the hourly rates being charged to clients generally for attorney fees, that increase may be applied to fees incurred under this agreement, but only with respect to services provided 30 days or more after written notice of the increase is mailed to Client. If Client chooses not to consent to the increased rates, Client may terminate Law Firm's services under this agreement by written notice effective when received by Law Firm.

      Client acknowledges that Law Firm has made no promises about the total amount of attorney fees to be incurred by Client under this agreement.

      5. DEPOSIT FOR FEES AND COSTS. Client will pay to Law Firm an initial deposit of Two Thousand Five Hundred Dollars ($2,500.00) and One Hundred Thousand (100,000) shares of the Client's common stock, to be received by Law Firm on or before January 29, 2005 and to be applied against attorney fees incurred by Client. This dollar amount will be deposited by the Law Firm in a client trust account. Client authorizes Law Firm to withdraw the principal from the trust account to pay attorney fees and costs as they are incurred by Client. If, at the termination of services under this agreement, the total amount incurred by Client for attorney fees is less than the amount of the initial deposit, the difference, to a maximum of the refundable portion of the deposit, will be refunded to Client.

      Whenever the full amount of any deposit has been applied to attorney fees or costs incurred by Client, Law Firm may, at its option, request client to pay to Law Firm an additional deposit in the same amount as the initial one of $2,500.00. Deposit of such additional amounts will be made in the same manner as the initial deposit.

      6. STATEMENTS AND PAYMENTS. Law Firm will send Client monthly statements indication attorney fees and costs incurred and their basis, any amounts applied from deposits, and any current balance owed. If no attorney fees or costs are incurred for a particular month, or if they are minimal, the statement may be held and combined with that for the following month. Any balance will be paid in full within 30 days after the statement is mailed. Any balance remaining unpaid after 30 days will bear interest at the rate of 18 percent per annum, but in no event higher than the maximum interest permitted by law.

      7. ARBITRATION. If a dispute arises between Law Firm and Client regarding attorney fees as set out in this letter and Law Firm files suit in any court other than small claims court, Client will have the right to stay that suit by timely electing to arbitrate the dispute under Business and Professions Code sections 6200-6206, in which event Law Firm must submit the matter to such arbitration.

Sincerely,


Michael L. Corrigan

The foregoing is agreed to by:

Client:

Padova International USA, Inc.
By:


-------------------------------------
Donald Dallape, its President